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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ________________

                          CUSTOM BRANDED NETWORKS, INC.
             (Exact Name of Registrant as Specified in Its Chapter)

        Nevada                              91-1975651
        ------                              ----------
        (State of Incorporation)            (I.R.S. Employer
                                            Identification No.)

         821 E. 29th, North Vancouver, British Columbia, Canada V7K 1B6
                            Telephone: (604) 904-6946
                            -------------------------
          (Address and Telephone Number of Principal Executive Offices)

                              CONSULTING AGREEMENTS
                              ---------------------
                            (Full Title of the Plan)

 Cane O'Neill Taylor, LLC, 2300 W. Sahara Ave., Suite 500, Las Vegas, NV  89102
                            Telephone: (702) 312-6255
                            -------------------------
            (Name, Address and Telephone Number of Agent for Service)

                         CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------
                                                    Proposed
                                                    Maximum
                                  Proposed Maximum  Aggregate      Amount of
Title of Securities Amount to     Offering Price    Offering       Registration
to be Registered    be Registered Per Share (1)     Price (1)      Fee
--------------------------------------------------------------------------------
Common Stock        4,500,000       $0.01
$0.001 par value       Shares     Per Share         $45,000        $4.14
================================================================================


(1) The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon the last sale reported by the OTC Bulletin Board on January 7, 2003. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under Securities Act of 1933, as amended.


                                ________________
                                   Copies to:
                                 Michael A. Cane
                             Cane O'Neill Taylor, LLC
                         2300 W. Sahara Ave., Suite 500
                             Las Vegas, Nevada 89102
                                 (702) 312-6255

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                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS


Item  1.          Plan  Information.*


Item  2.          Registrant  Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8.


                                     PART II

Item  3.          Incorporation  of  Documents  by  Reference.

The following documents filed by Custom Branded Networks, Inc. (the "Company"), with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

     (1) The Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on October 15, 2002;

     (2)  The  Company's  Quarterly  Report  on  Form  10-QSB  filed  with  the
          Securities  and  Exchange  Commission  on  November  14,  2002;

     (3)  The  Company's  Schedule  14F-1 filed with the Securities and Exchange
          Commission  on  December  18,  2002;

     (4) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the audited financial statements in the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on October 15, 2002;


     (5) The description of the Company's Common Stock which is contained in the Company's registration statement on Form 10-SB filed with the Securities and Exchange Commission on December 17, 1999.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item  4.          Description  of  Securities.

The  securities  to  be  offered are registered under Section 12 of the Exchange
Act.

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Item  5.          Interests  of  Named  Experts  and  Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of it or as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane O'Neill Taylor, LLC, independent legal counsel to the Company, has provided an opinion regarding the due authorization and valid issuance of the shares of Common Stock.


Item  6.          Indemnification  of  Directors  and  Officers.

The officers and directors of the Company are indemnified as provided by the Nevada Revised Statutes (the "NRS") and the Bylaws of the Company.

Unless specifically limited by a corporation's articles of incorporation, the NRS automatically provides directors with immunity from monetary liabilities.
The Company's Articles of Incorporation do not contain any such limiting language. Excepted from that immunity are:

(a) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

(b) a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

(c)  a  transaction from which the director derived an improper personal profit;
     and

(d)  willful  misconduct.

The  Articles  of  Incorporation  of  the  Company  state  as  follows:

The corporation shall indemnify, to the full extent and in the manner permitted under the laws of Nevada and any other applicable laws, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of this corporation or served any other enterprise as a director or officer at the request of this corporation; such right of indemnification shall also be applicable to the executors, administrators and other similar legal representative of any such director or officer. The provisions of this Section shall be deemed to be a contract between the corporation and each director and officer who serves in such capacity at any time while this Section is in effect, and any repeal or modification of this Section shall not affect any rights or obligations then existing with respect to any state of facts then existing or any action, suit or proceeding brought based in whole or in part upon any such state of facts. The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which any director or officer or his legal representative may be entitled apart from the provisions of this Section.


The  By-laws  of  the  Company  state  as  follows:

The corporation shall indemnify, to the full extent and in the manner permitted under the laws of Nevada and any other applicable laws, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of this corporation or served any other enterprise as a director or officer at the request of this corporation; such right of indemnification shall also be applicable to the executors, administrators and other similar legal representative of any such director or officer. The provisions of this Section shall be deemed to be a contract between the corporation and each director and officer who serves in such capacity at any time while this Section is in effect, and any repeal or modification of this Section shall not affect any rights or obligations then existing with respect to any state of facts then existing or any action, suit or proceeding brought based in whole or in part upon any such

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state  of  facts.  The  foregoing  rights of indemnification shall not be deemed exclusive of any other rights to which any director or officer or his legal representative may be entitled apart from the provisions of this Section. The following provisions shall govern indemnification under this Section:

     Each person indemnified by the corporation must promptly after receipt of written notice of any demand or claim or the commencement of any action, suit or proceeding within the corporation's indemnification obligation shall immediately notify the corporation in writing.

     The corporation shall have the right, by notifying the party who asserts a claim for indemnification within thirty (30) days after the corporation's receipt of the notice of the claim or demand, to assume the entire control of the defense, compromise, or settlement of the action, suit or proceeding, including employment of counsel of the corporation's choice. The party who asserts the right to indemnification under this Section shall have the right to participate, at such party's expense and with counsel of such party's choice, in the defense, compromise, or settlement of the matter.

     The corporation's indemnification obligations shall be binding on the corporation and its successors and assigns and shall enure to the benefit of and, where applicable, shall be binding on each party entitled to indemnification and his or her successors and assigns. The corporation may prospectively amend, modify or revoke the provisions of this Section concerning indemnification.

     Each party entitled to indemnification under this Section expressly and unconditionally waives, in connection with any suit, action or proceeding brought by such party concerning indemnification under this Section, any and every right such person may have to: (a) injunctive relief; (b) a trial by jury; (c) interpose any counterclaim; and (d) have such suit, action or proceeding consolidated with any other or separate suit, action or proceeding. Nothing in this Section shall prevent or prohibit the corporation from instituting or maintaining a separate action against any party who asserts a claim for indemnification under this Section.

     This indemnity provision and the rights and obligations of the parties under this Section shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Nevada applicable to the interpretation, construction and enforcement of indemnities (without giving effect to Nevada's principles of conflicts of law).

     Each party who asserts a claim for indemnification under this Section irrevocably submits to the jurisdiction of and venue in of any Nevada state court or United States District Court sitting in Washoe County, Nevada, over any suit, action or proceeding arising from or relating to indemnification under this Section, and agrees that any suit, action or proceeding concerning or relating to a claim for indemnification under this Section shall be commenced and maintained in such courts. Each such party agrees and consents that, in addition to any other methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding may be made by certified or registered mail, return receipt requested, directed to such person at his or her respective address, and such service shall be complete five (5) days after mailing.


Item  7.          Exemption  from  Registration  Claimed.

Not  applicable.


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Item  8.          Exhibits.

Exhibit
Number   Description  of  Document
------   -------------------------

5.1 Opinion of Cane O'Neill Taylor, LLC, independent legal counsel, regarding the due authorization and valid issuance of the shares of Common Stock, with consent to use.
10.1     Consulting  Agreement  with  Jason  Hofman
10.2     Consulting  Agreement  with  Raymond  Hofman
10.3     Consulting  Agreement  with  Lucia  Azevedo
23.1     Consent  of  Morgan  &  Company,  Chartered  Accountants



Item  9.          Undertakings.

The  Company  hereby  undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

          (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided however, that that paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer


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     or  controlling  person  of  the  Company  in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant, Custom Branded Networks, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on January 8, 2003.

                                     Custom  Branded  Networks,  Inc.


                                     By:  /s/ Paul G. Carter
                                          ______________________
                                          Paul G. Carter
                                          Principal  Executive  Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signature                     Title                            Date

                              Principal Executive Officer
                              Principal  Accounting  Officer
/s/ Paul G. Carter            Principal  Financial  Officer
________________________      Sole Director                   January 8, 2003
Paul G. Carter




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